SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2008

Ivany Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27645	88-0258277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8720 Dufrost, St Leonard, Quebec, Canada	H1P 2Z5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 514-325-4567

________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On January 14, 2008, our board of directors voted to close a private offering of securities and to authorize the issuance of a total of 4,912,988 Units at a purchase price of $0.25 per Unit, each Unit consisting of one (1) share of common stock, par value $0.001, and one (1) warrant to purchase one (1) share of common stock. A total of twelve subscribers purchased the Units. We received $1,228,247 in proceeds from the sale of the Units. No underwriting discounts or commissions were paid.

The offering and sale of the Units was exempt under Rule 506 of Regulation D of the Securities Act. The Units were offered exclusively to accredited investors and all purchasers of the Units have represented and warranted to us that they are "Accredited Investors" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. No general solicitation or advertising was undertaken with regard to the Units.

The warrants to purchase common stock issued as part of the Units are exercisable for 12 months from the closing of the offering. The exercise price for the warrants is $0.30 per share.

As part of the offering, we have agreed to file a registration statement under the Securities Act of 1933 for all common stock issued in the offering. We have committed to file the registration statement within sixty days of the close of the offering and to use our reasonable best efforts to have such registration statement declared effective within 180 days of its initial filing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ivany Mining Inc.

/s/ Derek Ivany
Derek Ivany
Chief Executive Officer

Date: January 16, 2008